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                                                                     Exhibit 4.6

                           COOPER CAMERON CORPORATION

                           COMPENSATION DEFERRAL PLAN

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                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

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                                                                            PAGE
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
ARTICLE I -  Definitions...................................................   1
     1.1  Definitions......................................................   1
          (a)  Affiliate...................................................   1
          (b)  Base Salary.................................................   1
          (c)  Beneficiary.................................................   1
          (d)  Board.......................................................   1
          (e)  Change of Control...........................................   1
          (f)  Code........................................................   1
          (g)  Committee...................................................   1
          (h)  Company.....................................................   1
          (i)  Company Deferral............................................   2
          (j)  Deferred Compensation.......................................   2
          (k)  Effective Date..............................................   2
          (l)  Employer....................................................   2
          (m)  Incentive Award.............................................   2
          (n)  Participant.................................................   2
          (o)  Plan........................................................   2
          (p)  Plan Account................................................   2
          (q)  Unforeseeable Financial Emergency...........................   2
     1.2  Construction.....................................................   2

ARTICLE II - Eligibility for Plan Participation............................   3
     2.1  Eligible Class...................................................   3
     2.2  Eligible Employees...............................................   3
     2.3  Participation....................................................   3
          (a)  Base Salary.................................................   3
          (b)  Incentive Award.............................................   3
          (c)  Company Deferral............................................   3
     2.4  Time of Making Elections.........................................   3
     2.5  Nature of Elections..............................................   3

ARTICLE III - Crediting of Deferred Compensation to Plan Accounts..........   4
     3.1  Establishment of Plan Accounts...................................   4
     3.2  Crediting of Interest Equivalents................................   4

                                       (i)

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
ARTICLE IV - Payment of Deferred Compensation Amounts......................   4
     4.1  Payment of Deferred Compensation.................................   4
     4.2  Unforeseeable Financial Emergency................................   5
     4.3  Change in Purpose................................................   5
     4.4  Change of Control................................................   5
     4.5  No Forfeiture of Deferred Compensation...........................   5
     4.6  Debiting of Plan Accounts........................................   5

ARTICLE V - Beneficiaries..................................................   5

ARTICLE VI - Administrative Provisions.....................................   6
     6.1  Powers and Responsibilities of the Board.........................   6
     6.2  Actions of the Board.............................................   6
     6.3  Expenses.........................................................   6

ARTICLE VII - Amendment and Termination....................................   6

ARTICLE VIII - Adoption by Subsidiaries....................................   7

ARTICLE IX - Miscellaneous.................................................   7
     9.1  Non-Alienation of Benefits.......................................   7
     9.2  Payment of Benefits to Others....................................   7
     9.3  Plan Non-Contractual.............................................   7
     9.4  Funding..........................................................   7
     9.5  Claims of Other Persons..........................................   7
     9.6  Severability.....................................................   8
     9.7  Governing Law....................................................   8

                                      (ii)

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                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

     COOPER CAMERON CORPORATION (hereinafter referred to as the "Company") hereby restates the COOPER CAMERON CORPORATION MANAGEMENT INCENTIVE COMPENSATION DEFERRAL PLAN into the form herein and hereby renames such plan as the "COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN" (hereinafter referred to as the "Plan"), effective as of January1, 1996, to provide a method of attracting and retaining key employees of the Employer (as defined herein) and to encourage such key employees to remain with and devote their best efforts to the business of the Employer, thereby advancing the interests of the Employer.

                                      (iii)

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                                   ARTICLE I

                                   Definitions

     1.1 Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.

(a) Affiliate. The term "Affiliate" shall mean any member of a controlled group of corporations (as determined under section 414(b) of the Code) of which the Company is a member, any member of a group of trades or businesses under common control (as determined under section 414(c) of the Code) with the Company, and any member of an affiliated service group (as determined under section 414(m) of the Code) of which the Company is a member.

(b) Base Salary. The term "Base Salary" shall mean the base salary from the Employer earned by a Participant for services rendered or labor performed during a calendar year, which, except to the extent of participation in this Plan, would become payable as of the Employer's payroll dates during such calendar year.

(c) Beneficiary. The term "Beneficiary" shall mean the person who, in accordance with the provisions of Article V of the Plan, shall be entitled to receive payment of the Participant's Deferred Compensation in the event the Participant dies before his interest under the Plan has been distributed to him in full.

(d)  Board. The term "Board" shall mean the Board of Directors of the Company.

(e) Change of Control. The term "Change of Control" with respect to the Company shall have the same meaning as such term has in the Cooper Cameron Corporation Long-Term Incentive Plan.

(f) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(g) Committee. The term "Committee" shall mean (1) for the period preceding a Change in Control, the Compensation Committee of the Board, (2) for the two-year period following a Change in Control, the individuals who comprised the Compensation Committee of the Board immediately prior to the Change in Control, acting in their individual capacities, and (3) thereafter, the Committee appointed by the Company.

(h) Company. The term "Company" shall mean Cooper Cameron Corporation, its corporate successors, and the surviving corporation resulting from any merger of Cooper Cameron Corporation with any other corporation or corporations.

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(i)  Company Deferral. The term "Company Deferral" shall mean the deferred compensation benefits authorized in the sole discretion of the Company, on behalf of a Participant pursuant to Section 2.3(c) of the Plan.

(j) Deferred Compensation. The term "Deferred Compensation" shall mean, with respect to a Participant for a calendar year, the sum of (1) the amount of Base Salary deferred by such Participant for such calendar year, (2) the amount of an Incentive Award deferred by such Participant for such calendar year, (3) the amount of any Company Deferral made on behalf of such Participant for such calendar year, and (4) the amount of interest equivalents credited on behalf of such Participant for such calendar year, all in accordance with the provisions of Sections 2.3 and 3.2 of the Plan.

(k) Effective Date. The term "Effective Date" shall mean January1, 1996, as to this restatement of the Plan.

(l) Employer. The term "Employer" shall mean the Company, as well as any Affiliate that may adopt the Plan in accordance with the provisions of Article VIII of the Plan.

(m) Incentive Award. The term "Incentive Award" shall mean compensation or bonus earned from the Employer by a Participant during, and awarded to the Participant for, a calendar year under the Cooper Cameron Corporation Management Incentive Plan, which, except to the extent of participation in this Plan, would become payable in one lump sum in the calendar year next following such calendar year.

(n) Participant. The term "Participant" shall mean any employee of an Employer who is eligible to participate in the Plan and who elects to participate in the Plan pursuant to Article II of the Plan.

(o) Plan. The term "Plan" shall mean the Cooper Cameron Corporation Compensation Deferral Plan as set forth herein.

(p) Plan Account. The term "Plan Account" shall mean the account established and maintained on behalf of a Participant under the Plan pursuant to the provisions of Article III.

(q) Unforeseeable Financial Emergency. An unexpected need for cash that (1) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such individual, (2) would result in severe financial hardship to such individual, and (3) is not reasonably satisfiable from other resources. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency.

     1.2 Construction. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

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                                   ARTICLE II

                       Eligibility for Plan Participation

     2.1 Eligible Class. Key employees of the Employer (including those employees who are eligible to receive Incentive Awards for a calendar year) shall be within the class of employees eligible to participate in the Plan.

     2.2 Eligible Employees. Those employees within the eligible class described in Section2.1 above who have been selected for eligibility by the Board, from time to time, shall be eligible employees for purposes of the Plan.

     2.3  Participation. Participation in the Plan shall be as follows:

          (a) Base Salary. An eligible employee may elect to become a Participant in the Plan with respect to the Base Salary to be earned by such employee during a calendar year by filing with the Company an election to defer the receipt of all or a portion of his Base Salary for that calendar year. The election to participate in the Plan shall specify (1) the integral percentage (from 1% to 100%) or (2) a certain dollar amount for the calendar year.

          (b) Incentive Award. An eligible employee may elect to become a Participant in the Plan with respect to the Incentive Award to be earned by such employee during a calendar year by filing with the Company an election to defer the receipt of all or a portion of his Incentive Award for that calendar year. The election to participate in the Plan shall specify (1) the integral percentage (from 1% to 100%), (2) a certain dollar amount, or (3) the amount in excess of a certain dollar amount for the calendar year.

          (c) Company Deferral. An eligible employee shall become a Participant in the Plan with respect to any Company Deferrals authorized on behalf of such employee for a calendar year. Any such Company Deferrals shall be in the sole discretion of the Company and may apply to selected employees for selected calendar years.

     2.4 Time of Making Elections. Any election which may be made by a Participant under this Article II must be made not later than December31 of the calendar year preceding the calendar year during which the Base Salary and/or Incentive Award to which such election relates is earned. Notwithstanding the foregoing, for any calendar year during which an employee first becomes eligible to participate in the Plan, elections as to the Participant's Base Salary and/or Incentive Award must be made within 30 days of such employee first becoming so eligible and (i) with respect to such Base Salary, shall apply to the first payroll period following such election and (ii) with respect to such Incentive Award, shall apply to the entire Incentive Award for such calendar year; provided, the amount of such Incentive Award is not reasonably ascertainable at the time of such initial eligibility. All elections shall be made in the manner and form prescribed by the Company.

     2.5 Nature of Elections. Any election which may be made by a Participant under Article II with respect to the Participant's Base Salary and/or Incentive Award for a calendar year

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shall be irrevocable once made. A Participant's election for any calendar year shall not automatically carry over to subsequent calendar years.

                                   ARTICLE III

               Crediting of Deferred Compensation to Plan Accounts

     3.1 Establishment of Plan Accounts. The Company shall establish a Plan Account for each Participant in the Plan, and the Company shall credit to the Participant's Plan Account the Participant's Deferred Compensation for each calendar year. Deferred Compensation pursuant to Section 2.3(a) shall be credited as such Base Salary is deferred as of the end of each payroll period within such calendar year. Deferred Compensation pursuant to Section 2.3(b) shall be credited as of the date such Incentive Award would have been payable in the calendar year following such calendar year. Deferred Compensation pursuant to Section 2.3(c) shall be credited as of the date determined by the Company during such calendar year.

     3.2 Crediting of Interest Equivalents. As of the last day of each calendar year, Deferred Compensation credited to a Participant's Plan Account shall be credited with interest equivalents, as additional Deferred Compensation, in an amount equal to simple interest, at a rate of interest equal to the average of the Chase Manhattan Bank Average Quarterly Prime Rates for such calendar year. Such interest equivalents shall be credited (i) on the amount of Deferred Compensation (including any interest equivalents previously credited pursuant to this Section 3.2) credited as of the last day of the calendar year preceding such calendar year, (ii) on 50% of the Deferred Compensation credited during such calendar year pursuant to Section 2.3(a), and (iii) on the Deferred Compensation credited during such calendar year pursuant to Sections 2.3(b) and 2.3(c) multiplied by a fraction, the numerator of which is the number of days between the date(s) such Deferred Compensation was credited during such calendar year and the end of such calendar year and the denominator of which is 365.

                                   ARTICLE IV

                    Payment of Deferred Compensation Amounts

     4.1 Payment of Deferred Compensation. Payment of the Deferred Compensation of a Participant for all calendar years shall be made following such Participant's termination of employment with the Employer, with the time and manner of such payment to be determined in the sole discretion of the Compensation Committee of the Board. The time of commencement of payment shall be as of such termination, as of a specified age following such termination, or as of a specified date following such termination. The manner of such payment shall be a lump sum or installments for a five-, ten-, or fifteen-year period, or a combination thereof. In making its determination as to time and manner of payment, the Committee may consider the age, family status, health, financial status, or such other factors as it deems relevant respecting the Participant. The Participant may, but shall not be required to, express his preference to the Committee as to the time and manner of payment of his Deferred Compensation, but the Committee shall be under no obligation to follow such preference. All Deferred Compensation shall be paid in cash. In the event the Participant is to receive Deferred Compensation in installments, the amount of each such installment shall be equal to a fraction of the amount of the Deferred Compensation remaining to be

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paid with respect to such Deferred Compensation, the numerator of which is one and the denominator of which is the number of installments of such Deferred Compensation remaining to be paid. The installments of the Deferred Compensation remaining to be paid shall continue to be credited with interest equivalents as provided in Section 3.2.

     4.2 Unforeseeable Financial Emergency. Plan provisions to the contrary notwithstanding, in the event of an Unforeseeable Financial Emergency of the Participant or his Beneficiary, as determined in the sole discretion of the Committee, payment of Deferred Compensation shall be accelerated by being made in one lump sum as soon as practicable following the Committee's determination of such Unforeseeable Financial Emergency. The amount of such Deferred Compensation so accelerated shall be the amount the Committee determines as necessary to meet the needs created by the Unforeseeable Financial Emergency.

     4.3 Change in Purpose. Plan provisions to the contrary notwithstanding, in the event of a major tax law change or other reason, as determined in the sole discretion of the Committee, which makes the continued deferral of payment of Deferred Compensation undesirable, payment of all of the Participants' Deferred Compensation shall be accelerated by being made in one lump sum as soon as practicable following the Committee's determination to discontinue deferrals.

     4.4 Change of Control. Plan provisions to the contrary notwithstanding, if there is a Change of Control, the Committee may, in its sole discretion, fix a date, on or prior to the effective date of such Change of Control, as of which all remaining Deferred Compensation then credited to Participants' Plan Accounts may be paid in one lump sum or in installments, as determined in the sole discretion of the Committee.

     4.5 No Forfeiture of Deferred Compensation. All Deferred Compensation credited to a Participant's Plan Account shall, in all cases, be nonforfeitable.

     4.6 Debiting of Plan Accounts. Once an amount of Deferred Compensation has been paid, such amount shall be debited from the Participant's Plan Account and shall cease to exist.

                                    ARTICLE V

                                  Beneficiaries

     A Participant, by written instrument filed with the Company in such manner and form as the Company may prescribe, may designate one or more beneficiaries to receive payment of the Participant's Deferred Compensation in the event the Participant dies before his interest under the Plan is distributed to him in full. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. In the absence of a beneficiary designation on file with the Company at the time of the Participant's death, the Deferred Compensation remaining to be paid to the Participant shall be paid as it becomes due under the Plan to the executors or administrator of the Participant's estate.

                                   ARTICLE VI

                            Administrative Provisions

     6.1 Powers and Responsibilities of the Board. The Board shall have full power and authority to interpret, construe, and administer the Plan and its interpretations and constructions hereof, and actions hereunder, including the timing, form, amount, or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. In exercising such powers, authorities, and responsibilities, the Board shall at all times exercise good faith and refrain from arbitrary action. The Board may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to a person or committee other than itself and may employ such attorneys, agents, or accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The Board has, to the extent provided herein, delegated certain of such powers and responsibilities to the Committee.

     6.2 Actions of the Board. Any act authorized, permitted, or required to be taken by the Board under the Plan, which has not been delegated in accordance with the provisions of Section6.1, may be taken by a majority of the members of the Board, either by vote at a meeting, or in writing without a meeting. All notices, advice, directions, certifications, approvals, and instructions required or authorized to be given by the Company under the Plan shall be in writing and signed by either (i) a majority of the members of the Board, or by such member or members as may be designated in writing, signed by all the members thereof, as having authority to execute such documents on its behalf, or
(ii) a person or committee who becomes authorized to act for the Board in accordance with the provisions of Section6.1. Any action which is taken by the Board under the Plan shall be final, conclusive, and binding upon the Company, all persons who have a claim or interest under the Plan, and all third parties dealing with the Company or Board.

     6.3 Expenses. Any expenses properly incurred incident to the administration, termination, or protection of the Plan, including the cost of furnishing any bond or security, shall be paid by the Company.

                                   ARTICLE VII

                            Amendment and Termination

     The Company reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that (i) no such action shall adversely affect the rights of any Participant with respect to Deferred Compensation thereto credited to such Participant's Plan Account, unless an equivalent benefit is provided under another plan or program sponsored by an Employer, and (ii) no change may be made in the Committee's power and responsibility to determine the time and manner of payment of Deferred Compensation pursuant to Section 4.1 following a Change in Control.

                                  ARTICLE VIII

                            Adoption by Subsidiaries

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     Any Subsidiary of the Company which is not an Employer may, with the consent of the Company, adopt the Plan and become an Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to the authority of its Board of Directors and filed with the Company.

                                   ARTICLE IX

                                  Miscellaneous

     9.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time, any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Company may select

     9.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

     9.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue his employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

     9.4 Funding. In order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. Subject to the provisions of the trust agreement governing such trust fund, the obligation of an Employer under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have an interest in, or a lien or prior claim upon, any property of the Employer.

     9.5 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against an Employer, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter credited in accordance with the terms and provisions of the Plan.

     9.6 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

     9.7 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas.

     EXECUTED at Houston, Texas this 3rd day of September, 1998.

                                             COOPER CAMERON CORPORATION


                                             By:  /s/ Franklin Myers
                                                 -------------------------------
                                                 Name:  Franklin Myers
                                                 Title: Sr. V.P.